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                  [THE HALLWOOD GROUP INCORPORATED LETTERHEAD]



FOR IMMEDIATE RELEASE

Contact:  Mary Doyle
          Vice President
          Investor Relations
          800-225-0135
          214-528-5588



             THE HALLWOOD GROUP INCORPORATED ANNOUNCES EXPIRATION OF COMMISSION-FREE, SELF-TENDER OFFER FOR ITS COMMON STOCK


Dallas, Texas, June 16, 1997 -- The Hallwood Group Incorporated (NYSE-HWG) announced today that its commission-free, self-tender Offer for up to 300,000 shares of its common stock has expired. Preliminary results indicate that in excess of 328,000 shares of common stock have been tendered and, accordingly, the proration provisions of the Offer document have become effective. The Company is currently reviewing the results. Information regarding the method of proration and the number of shares that will be purchased will be disclosed as soon as possible.

The Hallwood Group Incorporated is a diversified holding company operating in four industry segments: real estate, energy, textile products and hotels.